Exhibit 2.5

AMENDMENT TO WARRANT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of June 16, 2020, by and among (i) Proficient Alpha Acquisition Corp., a Nevada corporation (the “Company”), (ii) Lion Group Holding Ltd., a Cayman Islands exempted company (“Pubco”), and (iii) American Stock Transfer & Trust Company, LLC, a New York limited liability company, as warrant agent (the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, the Company and the Agent are parties to that certain Warrant Agreement, dated as of May 29, 2019 (as amended, including without limitation by this Amendment, the “Warrant Agreement”), pursuant to which the Agent agreed to act as the Company’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase shares of common stock underlying the units of the Company issued in the Company’s initial public offering (“IPO”) (the “Public Warrants”), (ii) warrants to purchase shares of common stock of the Company acquired by Shih-Chung Chou, the Company’s then sponsor, in a private placement concurrent with the IPO (the “Private Warrants”), which warrants were subsequently assigned to Complex Zenith Limited, a British Virgin Islands company (the “Sponsor”), pursuant to a Securities Assignment and Joinder Agreement, dated as of March 12, 2020, (iii) warrants to purchase shares of common stock of the Company issuable to the Sponsor or an affiliate of the Sponsor or certain officers and directors of the Company upon conversion of up to $1,500,000 of working capital loans (the “Working Capital Warrants”), and (iv) all other warrants issued by the Company after the IPO, in connection with or following the Business Combination (the “Post-IPO Warrants” and together with the Public Warrants, the Private Warrants, and the Working Capital Warrants, the “Warrants”);

WHEREAS, on March 10, 2020, (i) the Company, (ii) Shih-Chung Chou, in the capacity thereunder as the Purchaser Representative, (iii) Pubco, (iv) Lion MergerCo I, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Merger Sub”), (v) Lion Financial Group Limited, a corporation organized under the laws of the British Virgin Islands (“Lion”), (vi) Wang Jian and Legend Success Ventures Limited, each in the capacity thereunder as the Seller Representative, and (v) each of the shareholders of Lion named as Sellers therein (the “Sellers”), entered into that certain Business Combination Agreement (as amended and restated prior to the date hereof, by the First Amended and Restated Business Combination Agreement, dated as of May 12, 2020, and as it may be amended after the date hereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters and subject to the terms and conditions thereof, (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Pubco (the “Merger”), and with holders of the Company’s securities receiving substantially equivalent securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding capital shares of Lion from the Sellers in exchange for the ordinary shares of Pubco (the “Share Exchange” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with Lion becoming a wholly-owned subsidiary of Pubco;

 WHEREAS, pursuant to the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (i) each outstanding Public Warrant will be converted into one Pubco Public Warrant, with each Pubco Public Warrant having substantially the same terms and conditions as set forth in the Public Warrants, (ii) each outstanding Private Warrant will be converted into one Pubco Private Warrant, with each Pubco Private Warrant having substantially the same terms and conditions as set forth in the Private Warrants, except in each case that the Pubco Public Warrants and the Pubco Public Warrants will represent the right to receive Class A ordinary shares of Pubco in the form of American Depositary Shares in lieu of shares of common stock of the Company; and

WHEREAS, the parties hereto desire to amend the Warrant Agreement to add Pubco as a party to the Warrant Agreement and to revise the terms of the Warrant Agreement in order to reflect the transactions contemplated by the Business Combination Agreement, including without limitation the automatic conversion thereunder of the Warrants into Pubco Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.               Addition of Pubco as a Party to the Warrant Agreement. The parties hereby agree to add Pubco as a party to the Warrant Agreement. The parties further agree that, from and after the Closing, (i) all of the rights and obligations of the Company under the Warrant Agreement shall be, and hereby are, assigned and delegated to Pubco as if it were the original “Company” party thereto, and (ii) all references to the Company under the Warrant Agreement relating to periods from and after the Closing shall instead be a reference to Pubco. By executing this Amendment, Pubco hereby agrees to be bound by and subject to all of the terms and conditions of the Warrant Agreement, as amended by this Amendment, from and after the Closing as if it were the original “Company” party thereto.

2.              Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a)                The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b)                The parties hereby agree that the term “Warrants” as used in the Warrant Agreement shall include any and all warrants of Pubco into which the Warrants automatically convert upon the Effective Time. The parties further agree that any reference (as applicable and as appropriate) in the Warrant Agreement to a Warrant will instead refer to the warrants of Pubco (and any warrants of Pubco or any successor entity issued in consideration of or in exchange for any of such warrants).

(c)                The parties further agree that any reference (as applicable and as appropriate) in the Warrant Agreement to shares of Common Stock will instead refer to the American Depositary Shares representing Class A Ordinary Shares of Pubco (and any other securities of Pubco or any successor entity issued in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities).

(d)                Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Company for notices under the Warrant Agreement and instead add the following address for notices to Pubco under the Warrant Agreement as the “Company” party thereunder:

If to Pubco to:

Lion International Holdings Corp.
Unit A-C, 33/F, Tower A, Billion Center,
1 Wang Kwong Road
Kowloon Bay, Hong Kong
Attention: Wang Jian / Wilson Wang / Rover Luo / Alex Lee
Facsimile No.: +852 2796 2338
Telephone No.: +852 2820 9088 / +852 9690 0900 / +852 2820 9001 / +852 2820 9099
Email: franky.wang@libkr.com / wilson.wang@libkr.com / rover.luo@libkr.com / alex.lee@libkr.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: James Hu; Christian Nagler
Facsimile No.: +1 (212) 446-6460
Telephone No.: +1 (212) 909-3341
Email: james.hu@kirkland.com;
           cnagler@kirkland.com

and

Kirkland & Ellis International LLP
26th Floor, Gloucester Tower
The Landmark
15 Queen's Road Central
Hong Kong
Attn: David Zhang; Ben James
Facsimile No.: +852-3761-3301
Telephone No.: +852-3761-3412
Email: david.zhang@kirkland.com;
            ben.james@kirkland.com

3.              Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4.              Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including without limitation Section 9 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

The Company:

PROFICIENT ALPHA ACQUISITION CORP.

By:	/s/ Kin Sze
Name: Kin Sze
Title: Chief Executive Officer

Pubco:

LION GROUP HOLDING LTD.

By:	/s/ Jian Wang
Name: Jian Wang
Title: Director

Agent:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President

[Signature Page to Amendment to Warrant Agreement]